Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox Reports First-Quarter 2010 Results

•	GAAP EPS of (4) cents; adjusted EPS of 18 cents

•	Earnings above guidance

•	Total revenue up 33 percent as reported, up 5 percent pro forma

•	$375 million in operating cash flow

NORWALK, Conn., April 23, 2010 – Xerox Corporation (NYSE: XRX) announced today first-quarter 2010 results that include adjusted earnings per share of 18 cents and $375 million in operating cash flow. Adjusted EPS excludes 22 cents from previously disclosed restructuring charges, intangibles, acquisition-related costs and other discrete items, resulting in a GAAP loss of 4 cents per share.

“We started the year strong with the successful acquisition of ACS and solid performance in revenue, operational improvements and cash generation,” said Ursula Burns, Xerox chief executive officer. “As a result, earnings reflect the benefit of our market leadership and expanded offerings in business process and document management.”

Total first-quarter revenue of $4.7 billion was up 33 percent including a 3 point currency benefit. On a pro-forma basis, with ACS in the company’s 2009 results, total revenue grew 5 percent. Revenue from technology, which represents the sale of document systems as well as the supplies, technical service and financing of products, was up 6 percent including a 3 point currency benefit. Total install activity for Xerox equipment was up 17 percent. Revenue from services grew 3 percent on a pro-forma basis, including a 1 point currency benefit, and represents the company’s business process, IT and document outsourcing offerings.

“Our results reflect improving demand for Xerox’s document technology in developing markets and from small and mid-size businesses. In addition, total color revenue grew 11 percent in the quarter with customers increasingly choosing Xerox color multifunction printers as a cost-effective way to get more for less,” said Burns. “Equipment sales are still under pressure for large enterprises and the graphic communications market. However, we’re seeing an improving trend in enterprises’ use of their existing devices, contributing to our annuity stream and indicating some economic stability in corporate environments.

“Annuity revenue is also significantly strengthened by our growing services portfolio with business process outsourcing up 8 percent on a pro-forma basis in the first quarter. Xerox’s annuity is now 83 percent of total revenue,” added Burns. “We’re on track with cost and revenue synergies from the acquisition. This progress coupled with marketplace momentum for our document technology positions us well to deliver continued revenue growth, strong cash and earnings expansion throughout the year.”

First-quarter gross margin was 36.1 percent and selling, administrative and general expenses were 23.3 percent of revenue. On a pro-forma basis, operating margin was up 1.5 points, driven by improvements in both gross margin and SAG as a percent of revenue.

Xerox expects second-quarter 2010 GAAP earnings in the range of 14 to 16 cents per share. Second-quarter adjusted EPS is expected to be 20 to 22 cents per share. Full-year GAAP earnings are expected to be 37 to 47 cents per share. Full-year adjusted EPS is expected to be at the high end of the company’s previous guidance of 75 to 85 cents per share.

About Xerox

Xerox Corporation is a $22 billion leading global enterprise for business process and document management. Through its broad portfolio of technology and services, Xerox provides the essential back-office support that clears the way for clients to focus on what they do best: their real business. Headquartered in Norwalk, Conn., Xerox provides leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. Through ACS, A Xerox Company, which Xerox acquired in February 2010, Xerox also offers extensive business process outsourcing and IT outsourcing services, including data processing, HR benefits management, finance support, and customer relationship management services for commercial and government organizations worldwide. The 130,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com or http://www.acs-inc.com. For investor information, visit http://www.xerox.com/investor.

-XXX-

Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

Non GAAP Measures: This release refers to a non-GAAP financial measure described as “adjusted” EPS (earnings per share) for the first quarter and for second quarter and full year 2010 guidance that excludes several discrete items. In addition, this release also discusses current period revenue and operating margin on a pro-forma basis, with ACS included in the company’s 2009 result for the comparable 2010 period. Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc. (“ACS”); our ability to recover capital investments; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per-share data)	2010	2009	% Change
Revenues
Sales	$1,678	$1,494	12%
Service, outsourcing and rentals	2,870	1,880	53%
Finance income	173	180	(4)%

Total Revenues	4,721	3,554	33%

Costs and Expenses
Cost of sales	1,082	1,004	8%
Cost of service, outsourcing and rentals	1,871	1,100	70%
Equipment financing interest	64	69	(7)%
Research, development and engineering expenses	205	204	—
Selling, administrative and general expenses	1,099	1,004	9%
Restructuring and asset impairment charges	195	(2)	*
Acquisition related costs	48	—	*
Amortization of intangible assets	57	14	*
Other expenses, net	110	83	33%

Total Costs and Expenses	4,731	3,476	36%

(Loss) Income before Income Taxes & Equity Income(1)	(10)	78	*
Income tax expense	22	19	16%
Equity in net loss of unconsolidated affiliates	(2)	(10)	(80)%

Net (Loss) Income	(34)	49	*
Less: Net income attributable to noncontrolling interests	8	7	14%

Net (Loss) Income Attributable to Xerox	$(42)	$42	*

Basic (Loss) Earnings per Share	$(0.04)	$0.05	*
Diluted (Loss) Earnings per Share	$(0.04)	$0.05	*

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax (Loss) Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$1,010	$3,799
Accounts receivable, net	3,198	1,702
Billed portion of finance receivables, net	233	226
Finance receivables, net	2,299	2,396
Inventories	1,018	900
Other current assets	1,022	708

Total current assets	8,780	9,731
Finance receivables due after one year, net	4,203	4,405
Equipment on operating leases, net	528	551
Land, buildings and equipment, net	1,663	1,309
Investments in affiliates, at equity	1,111	1,056
Intangible assets, net	3,584	598
Goodwill	8,463	3,422
Deferred tax assets, long-term	733	1,640
Other long-term assets	1,558	1,320

Total Assets	$30,623	$24,032

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,296	$988
Accounts payable	1,659	1,451
Accrued compensation and benefits costs	937	695
Other current liabilities	1,982	1,327

Total current liabilities	5,874	4,461
Long-term debt	8,668	8,276
Liability to subsidiary trust issuing preferred securities	649	649
Pension and other benefit liabilities	2,017	1,884
Post-retirement medical benefits	995	999
Other long-term liabilities	728	572

Total Liabilities	18,931	16,841

Series A convertible preferred stock	349	—

Common stock	1,380	871
Additional paid-in capital	6,443	2,493
Retained earnings	5,568	5,674
Accumulated other comprehensive loss	(2,193)	(1,988)

Xerox Shareholders’ Equity	11,198	7,050
Noncontrolling interests	145	141

Total Equity	11,343	7,191

Total Liabilities and Equity	$30,623	$24,032

Shares of common stock issued and outstanding	1,379,040	869,381

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2010	2009
Cash Flows from Operating Activities:
Net (loss) income	$(34)	$49
Adjustments required to reconcile net (loss) income to cash flows from operating activities:
Depreciation and amortization	241	169
Provision for receivables	50	68
Provision for inventory	9	16
Net gain on sales of businesses and assets	(2)	(2)
Undistributed equity in net loss of unconsolidated affiliates	3	10
Stock-based compensation	27	17
Provision for litigation, net	—	2
Payments for securities litigation, net	—	(28)
Restructuring and asset impairment charges	195	(2)
Payments for restructurings	(39)	(87)
Contributions to pension benefit plans	(33)	(28)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(197)	167
Increase in inventories	(137)	(105)
Increase in equipment on operating leases	(58)	(63)
Decrease in finance receivables	131	113
Decrease in other current and long-term assets	21	17
Increase (decrease) in accounts payable and accrued compensation	169	(168)
Decrease in other current and long-term liabilities	(54)	(105)
Net change in income tax assets and liabilities	(3)	2
Net change in derivative assets and liabilities	18	(40)
Other operating, net	68	20

Net cash provided by operating activities	375	22

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(51)	(37)
Proceeds from sales of land, buildings and equipment	19	3
Cost of additions to internal use software	(25)	(28)
Acquisitions, net of cash acquired	(1,524)	(145)
Net change in escrow and other restricted investments	15	—

Net cash used in investing activities	(1,566)	(207)

Cash Flows from Financing Activities:
Net payments on secured financings	(4)	(25)
Net payments on other debt	(1,639)	(417)
Common stock dividends	(37)	(37)
Proceeds from issuances of common stock	115	—
Other financing, net	—	(3)

Net cash used in financing activities	(1,565)	(482)

Effect of exchange rate changes on cash and cash equivalents	(33)	(13)

Decrease in cash and cash equivalents	(2,789)	(680)
Cash and cash equivalents at beginning of period	3,799	1,229

Cash and cash equivalents at end of period	$1,010	$549

Financial Review

Summary

Revenues

	Three Months Ended March 31,				Percent of Total Revenue
(in millions)	2010	2009	% Change	Pro-forma(3) % Change	2010	2009

Revenue Category
Equipment sales	$822	$770	7%	7%	17%	22%
Supplies, paper and other	856	724	18%	15%	18%	20%

Sales	1,678	1,494	12%	11%	35%	42%

Service, outsourcing and rentals	2,870	1,880	53%	2%	61%	53%
Finance income	173	180	(4)%	(4)%	4%	5%

Total Revenues	$4,721	$3,554	33%	5%	100%	100%

Segment
Technology	$2,483	$2,335	6%	6%	53%	66%
Services	1,843	833	121%	3%	39%	23%
Other	395	386	2%	2%	8%	11%

Total Revenues	$4,721	$3,554	33%	5%	100%	100%

Memo:
Annuity Revenue(1)	$3,899	$2,784	40%	4%	83%	78%
Color(2)	$1,515	$1,365	11%	11%

First quarter 2010 total revenues increased 33% compared to the first quarter 2009. Our consolidated 2010 results include the results of Affiliated Computer Services, Inc. (“ACS”) since February 5th, 2010, the effective date of the acquisition. On a pro-forma3 basis, first quarter 2010 total revenue grew 5%. Currency had a 3-percentage point positive impact on total revenues in the quarter. Total revenues included the following:

•	40% increase in annuity revenue[1] , or 4% on a pro-forma[3] basis. This included a 2-percentage point positive impact from currency. The components of annuity revenue were as follows:

•

Service, outsourcing and rentals revenue of $2,870 million increased 53% or 2% on a pro-forma[3] basis. This reflects the improvements in outsourcing revenue driven by Business Process Outsourcing and a 2-percentage point positive impact of currency that offset declines in technical service driven by a continued albeit moderating decline in pages. Total digital pages declined 4% while color pages increased 8%.

•

Supplies, paper and other sales of $856 million increased 18% or 15% on a pro-forma basis, with a 3-percentage point positive impact from currency. This growth was driven by channel supplies purchases.

•

7% increase in equipment sales revenue, including a 3-percentage point positive impact from currency. Growth in install activity was partially offset by the impact of product mix and price declines of 5% to 10%.

•	11% increase in color revenue[2], with a 4-percentage point positive impact from currency and reflects:

•	12% increase in color annuity revenue, including a 4-percentage point positive impact from currency. The increase was driven by higher printer supplies purchases and higher page volumes.

•	8% increase in color equipment sales revenue, including a 4-percentage point positive impact from currency and higher installs from new products.

Net Income

First quarter 2010 net loss attributable to Xerox was $42 million, or $0.04 per diluted share. On an adjusted basis, net income attributable to Xerox was $224 million, or $0.18 per diluted share.

First quarter 2009 net income attributable to Xerox was $42 million, or $0.05 per diluted share. On a comparable adjusted basis, net income attributable to Xerox was $73 million, or $0.08 per diluted share.

The adjustments to net income include:

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$(42)	$(0.04)	$42	$0.05

Adjustments:
Xerox restructuring charge	135	0.11	—	—
Fuji Xerox restructuring charge	22	0.02	22	0.02
Acquisition related costs	36	0.03	—	—
Amortization of intangible assets	36	0.03	9	0.01
Venezuela devaluation	21	0.02	—	—
Medicare subsidy tax law change	16	0.01	—	—

	266	0.22	31	0.03

Adjusted	$224	$0.18	$73	$0.08

The calculations of basic and diluted earnings per share are included as Appendix I.

Notes for Financial Review:

(1)

Annuity revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as revenue associated from outsourcing services. Annuity revenue = Service, outsourcing and rentals + Supplies, paper and other sales + Finance income.

(2)	Color revenues represent a subset of total revenues and exclude Global Imaging Systems (“GIS”) and Affiliated Computer Services (“ACS”) revenues.
(3)

Growth on a pro-forma basis reflects the inclusion of ACS’s estimated results from February 6th through March 31st in 2009. See the “Non-GAAP Financial Measures” section for an explanation of these non-GAAP financial measures.

Operations Review

	Three Months Ended March 31,
(in millions)	Technology	Services	Other	Total
2010
Total Revenues	$2,483	$1,843	$395	$4,721

Segment Profit (Loss)	$233	$203	$(104)	$332

Segment Margin	9.4%	11.0%	(26.3)%	7.0%

2009
Total Revenues	$2,335	$833	$386	$3,554

Segment Profit (Loss)	$166	$31	$(95)	$102

Segment Margin	7.1%	3.7%	(24.6)%	2.9%

2009 Pro-forma(1)
Total Revenues	$2,335	$1,789	$386	$4,510

Segment Profit (Loss)	$166	$173	$(111)	$228

Segment Margin	7.1%	9.7%	(28.8)%	5.1%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax (Loss) Income.

2010 Segment Reporting Change

In 2010, as a result of our acquisition of ACS, we realigned our internal financial reporting structure. We will begin reporting our financial performance based on two primary segments – Technology and Services. The Technology segment represents the combination of our former Production and Office segments excluding the document outsourcing business, which was previously included in these reportable segments. The Services segment represents the combination of our document outsourcing business, which includes Xerox’s historic business process services, and ACS’s business process outsourcing and information technology outsourcing businesses. We believe this realignment will help us to better manage our business and view the markets we serve, which are primarily centered around equipment systems and outsourcing services. Our Technology segment operations involve the sale and support of a broad range of document systems from entry level to the high-end. Our Services segment operations involve delivery of a broad range of outsourcing services including document, business processing and IT outsourcing services. Our 2009 segment disclosures have been restated to reflect our new 2010 internal reporting structure. Descriptions of these segments can be found in Appendix II.

Technology

Our Technology segment includes the sale of document systems and supplies, provision of technical service and financing of products.

Revenue

	Three Months Ended March 31,
(in millions)	2010	2009	Change
Equipment sales	$730	$675	8%
Post sale revenue(2)	1,753	1,660	6%

Total Revenue	$2,483	$2,335	6%

First quarter 2010 Technology revenue of $2,483 million increased 6%, including a 3-percentage point positive impact from currency. Total revenues included the following:

•

8% increase in equipment sales revenue with a 3-percentage point positive impact from currency driven by install growth in entry and mid-range, primarily in our indirect channels and developing markets.

•	6% increase in post sale revenue with a 4-percentage point positive impact from currency driven primarily by growth in supplies.

Segment Profit

First quarter 2010 Technology profit of $233 million increased $67 million from first quarter 2009, predominantly reflecting gross profit flow-through from higher revenue.

Installs

Entry

•	28% increase in installs of A4 black-and-white multifunction devices driven by growth in developing markets.

•	43% increase in installs of A4 color multifunction devices driven by demand for new products.

•	11% decline in installs of color printers due to lower sales to OEM partners.

Mid-Range

•	5% increase in installs of mid-range black-and-white devices driven by growth in developing markets.

•	18% increase in installs of mid-range color devices driven primarily by demand for new products, such as the ColorQubeTM and continued strong demand for the Xerox 700.

High-End

•	14% decline in installs of high-end black-and-white systems, reflecting declines across most product segments.

•	15% increase in installs of high-end color systems reflecting increased installs for the 7002 / 8002 digital presses.

Note: Install activity percentages include installations for Document Outsourcing and the Xerox-branded product shipments to GIS. Descriptions of “Entry”, “Mid-Range” and “High-End” can be found in Appendix II.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (“BPO”), Document Outsourcing (“DO”) and Information Technology Outsourcing (“ITO”).

Revenue

First quarter 2010 Services total revenue of $1,843 million increased 121% or 3% on a pro-forma1 basis. Currency had a 1-percentage point positive impact on total revenues in the quarter.

•	BPO had strong pro-forma[1] revenue growth of 8% and represented 44% of total Services revenue.

•

Document outsourcing, which includes managed print services and previous Xerox BPO services, was flat and included a 3-percentage point positive currency impact. Document outsourcing represented 45% of total Services revenue.

•	Information technology outsourcing on a pro-forma[2] basis declined almost 3% and represented 11% of total Services revenue.

•	On a normalized basis, which would include a full quarter of ACS results, we expect that BPO, DO and ITO would represent approximately 50%, 35% and 15% of Services revenue, respectively.

Segment Profit

First quarter 2010 Services profit of $203 million increased 17%, or $30 million on a pro-forma1 basis, from first quarter 2009 driven by BPO volume growth including new BPO contract implementations and prior DO expense actions to more appropriately align its business model.

Metrics

Pipeline

Our BPO and ITO sales pipeline grew 3% over the first quarter 2009. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million. The DO pipeline grew approximately 8% over first quarter 2009. The DO pipeline includes all active deals with $10 million or greater in TCV. In addition to these pipelines we are pursuing synergy opportunities as a result our of expanded services business.

Signings

Signings (“Signings”) are defined as estimated future revenues from contracts signed during the period including renewals. Services Signings were strong with an estimated $3.9 billion in TCV for the quarter. Combined with the previous three quarters; the trailing twelve month growth was 5% as compared to the comparable prior year period.

•	BPO Signings of $2.9 billion TCV.

•	DO Signings of $0.6 billion TCV.

•	ITO Signings of $0.4 billion TCV.

Signings growth was driven by strong signings in our Medicaid business. We also signed significant new business in the following businesses:

•	Child support payment processing.

•	Transportation.

•	Commercial healthcare.

Note: TCV is estimated total revenue for future contracts for pipeline or signed contracts for Signings as applicable.

Other

Revenue

First quarter 2010 Other revenue of $395 million increased 2%, including a 3-percentage point positive impact from currency and an increase in revenue from Paper. Paper comprised approximately 60-percent of the first quarter 2010 and 2009 Other segment revenue.

Segment Profit

First quarter 2010 Other loss of $104 million increased $9 million from first quarter 2009, driven primarily by higher interest expense.

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended March 31,
	2010	2009	Change		Pro-forma(1) Change
Sales	35.5%	32.8%	2.7	pts	2.8	pts
Service, outsourcing and rentals	34.8%	41.5%	(6.7)	pts	(0.5)	pts
Financing income	63.0%	61.7%	1.3	pts	1.3	pts
Total Gross Margin	36.1%	38.9%	(2.8)	pts	0.6	pts

First quarter 2010 total gross margin of 36.1% decreased 2.8-percentage points, and increased 0.6-percentage points compared to the first quarter 2009 on a pro-forma1 basis. The pro-forma increase was driven by cost improvements and favorable year-over-year transaction currency, which more than offset the impact of price declines.

Sales gross margin increased 2.7-percentage points and increased 2.8-percentage points compared to the first quarter 2009 on a pro-forma1 basis. Sales gross margin benefited from an increased proportion of higher margin supplies purchases and favorable transaction currency. Cost improvements essentially offset the impact of price declines.

Service, outsourcing and rentals margin decreased 6.7-percentage points, and decreased 0.5-percentage points compared to the first quarter 2009 on a pro-forma1 basis. This pro-forma decline was driven by price declines and mix of 1.2-percentage points only partially offset by cost improvements and favorable year-over-year transaction currency.

Research, Development and Engineering Expenses (“RD&E”)

	Three Months Ended March 31,
	2010	2009	Change		Pro-forma(1) Change
RD&E % Revenue	4.3%	5.7%	(1.4	) pts	(0.2	) pts

RD&E of $205 million in the first quarter 2010 was $1 million higher than the first quarter 2009. R&D of $173 million decreased $2 million, and sustaining engineering costs of $32 million increased $3 million from first quarter 2009.

We invest in technological research and development, particularly in color, software and services. We believe that our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended March 31,
	2010	2009	Change		Pro-forma(1) Change
SAG % Revenue	23.3%	28.2%	(4.9	) pts	(0.7	) pts

SAG expenses of $1,099 million in the first quarter 2010 were $95 million higher than the first quarter 2009 and $18 million higher on a pro-forma1 basis, both including a $32 million unfavorable impact from currency. The pro-forma SAG expense increase reflects the following:

•	$11 million increase in selling expenses, reflecting unfavorable currency and increased demand generation advertising that offset the benefits from restructuring and productivity improvements.

•	$21 million increase in general and administrative expenses, reflecting unfavorable currency that offset the benefits from restructuring and operational improvements.

•	$14 million decrease in bad debt expenses to $56 million, reflecting an improving write-off trend. 2010 first quarter bad debt expense continues to remain less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the first quarter 2010, we recorded $195 million of net restructuring and asset impairment charges which included $183 million of severance costs related to headcount reductions of approximately 2,300 employees, lease termination and asset impairment charges of $18 million and $6 million of net reversals primarily due to changes in estimated reserves from prior year initiatives. The first quarter actions applied about equally to North America and Europe, with approximately 10% related to our developing market countries. Of these actions, approximately 45% were focused on gross margin improvements, 30% on SAG reductions and 25% on the optimization of RD&E investments. Charges related to the restructuring or integration of ACS and Xerox operations were not material during the quarter. We expect to incur an additional $85 million over the remainder of the year for restructuring actions which have not yet been finalized. We expect to realize savings in 2010 of approximately $140 million for our restructuring actions.

The restructuring reserve balance as of March 31, 2010 for all programs was $246 million, of which approximately $227 million is expected to be spent over the next twelve months.

Acquisition Related Costs

Costs of $48 million were incurred during the first quarter 2010 in connection with our acquisition of ACS. These costs include $42 million of transaction costs, which represent external costs directly related to completing the acquisition of ACS and primarily include expenditures for investment banking, legal, accounting and other similar services. Legal costs also include costs associated with the on-going litigation by ACS’s shareholders regarding the acquisition and are expected to continue to be incurred until resolution of these cases. The remainder of the acquisition related costs represents external incremental costs directly related to the integration of ACS and Xerox. These costs include expenditures for consulting, systems integration and corporate communication services.

Amortization of Intangible Assets

During the first quarter 2010, we recorded $57 million of expense related to the amortization of intangibles assets, which is $43 million higher than first quarter 2009. The increase primarily reflects the amortization of intangibles associated with our acquisition of ACS. As a result of the ACS acquisition, amortization of acquired intangibles for 2010 is expected to be approximately $250 million higher than the prior year.

Worldwide Employment

Worldwide employment of 130,100 at March 31, 2010 increased approximately 76,500 from year-end 2009, primarily due to additional headcount acquired with the ACS acquisition.

Other Expenses, Net

	Three Months Ended March31,
(in millions)	2010	2009
Non-financing interest expense	$89	$61
Interest income	(5)	(5)
Gains on sales of businesses and assets	(2)	(2)
Currency losses, net	22	20
Litigation matters	—	2
All other expenses, net	6	7

Total Other Expenses, Net	$110	$83

Non-Financing Interest Expense

First quarter 2010 non-financing interest expense of $89 million was $28 million higher than first quarter 2009 due to higher debt balances as a result of our $2 billion Senior Note offering used to finance the acquisition of ACS.

Currency Losses, Net

In January 2010, Venezuela announced a devaluation of the Bolivar to an official rate of 4.30 Bolivars to the dollar for our products. As a result of this devaluation, we recorded a currency loss of $21 million in the first quarter of 2010 for the re-measurement of our net Bolivar denominated monetary assets. First quarter 2009 currency losses were primarily due to the significant movement in exchange rates among the U.S. Dollar, Euro and Yen during the quarter, as well as the increased cost of hedging, particularly in developing markets.

Income Taxes

	Three Months Ended March 31, 2010			Three Months Ended March 31, 2009
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported	$(10)	$22	(220.0%)	$78	$19	24.4%
Adjustments:
Xerox restructuring charge	195	60		—	—
Acquisition related costs	48	12		—	—
Amortization of intangible assets	57	22		14	5
Venezuela devaluation	21	—		—	—
Medicare subsidy tax law change(3)	—	(16)		—	—

Adjusted	$311	$100	32.2%	$92	$24	26.1%

First quarter 2010 effective tax rate was (220.0)%. On an adjusted basis, first quarter 2010 tax rate was 32.2%4, which was lower than the U.S. statutory tax rate primarily due to tax benefits associated with the geographical mix of income before taxes and the related tax rates in those jurisdictions and the re-measurement of certain unrecognized tax positions partially offset by the incremental U.S. tax cost on foreign income.

First quarter 2009 effective tax rate was 24.4%. On an adjusted basis, first quarter 2009 tax rate was 26.1%4, which was lower than the U.S. statutory tax rate primarily due to the geographical mix of income before taxes and the related tax rates in those jurisdictions.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in those jurisdictions and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.

We anticipate that our effective tax rate for the remaining quarters of 2010 will be approximately 32%, excluding the effects of any discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net loss of unconsolidated affiliates of $2 million improved $8 million compared to first quarter 2009, which reflects our 25% share of Fuji Xerox’s higher net income driven by higher revenue and cost improvements. First quarter 2010 include charges of $22 million related to our share of Fuji Xerox after-tax restructuring and was equal to first quarter 2009 charges.

Notes for Operations Review:

(1)

Results for the Services segment, Gross Margin and SAG are discussed primarily on a pro-forma basis and includes ACS’s estimated results from February 6th through March 31st in 2009 since actual comparisons against the prior year are not meaningful. See the “Non-GAAP Financial Measures” section for an explanation of these non-GAAP financial measures.

(2)	Post sale revenue is a subset of annuity revenue and does not include outsourcing revenue which is reported in our Services segment.
(3)

Medicare Subsidy Tax Law Change - Beginning in 2013, we will no longer be able to claim an income tax deduction related to prescription drug benefits provided to retirees and reimbursed under the Medicare Part D retiree drug subsidy.

(4)	See the “Non-GAAP Financial Measures” section for an explanation of this non-GAAP financial measure.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31,
(in millions)	2010	2009	Change
Net cash provided by operating activities	$375	$22	$353
Net cash used in investing activities	(1,566)	(207)	(1,359)
Net cash used in financing activities	(1,565)	(482)	(1,083)
Effect of exchange rate changes on cash and cash equivalents	(33)	(13)	(20)

Decrease in cash and cash equivalents	(2,789)	(680)	(2,109)
Cash and cash equivalents at beginning of period	3,799	1,229	2,570

Cash and cash equivalents at end of period	$1,010	$549	$461

Cash Flows from Operating Activities

Net cash provided by operating activities was $375 million in the first quarter 2010 reflecting the inclusion of ACS as well as $75 million of cash outflows for acquisition related costs. The $353 million increase in cash from first quarter 2009 was primarily due to the following:

•

$337 million increase due to higher accounts payable and accrued compensation primarily related to the timing of accounts payable payments, as well as increased compensation, benefit and other accruals.

•	$173 million increase in pre-tax income before restructuring, amortization of purchased intangibles and the Venezuelan currency devaluation.

•	$71 million increase primarily from the settlement of derivative contracts.

•	$48 million increase due to lower restructuring payments for previously reported actions.

•	$28 million increase due to the absence of payments for the settlement of securities-related litigation.

•	$18 million increase due to higher net run-off of finance receivables.

•	$364 million decrease from higher accounts receivables due to higher revenues, the timing of revenue in the quarter and lower sales of receivables as compared to fourth quarter 2009.

Cash Flows from Investing Activities

Net cash used in investing activities was $1,566 million in the first quarter 2010. The $1,359 million decrease in cash from first quarter 2009 was primarily due to the 2010 acquisitions of ACS for $1,495 million and IBS for $29 million as compared to $145 million for GIS’s acquisition of ComDoc, Inc. in 2009.

Cash Flows from Financing Activities

Net cash used in financing activities was $1,565 million in the first quarter 2010. The $1,083 million decrease in cash from first quarter 2009 was primarily due to the following:

•

First quarter 2010 reflects the repayment of $1,733 million of ACS’s debt and $14 million of debt issuance costs for the Bridge Loan Facility commitment, which was terminated in December 2009. These payments were offset by net proceeds of $100 million from borrowings under the Credit Facility and net proceeds of $8 million on other debt. First quarter 2009 reflects the repayment of 2009 Senior Notes of $879 million, net proceeds of $503 million from borrowings under the Credit Facility and net payments of $41 million primarily for foreign short-term borrowings.

•	$115 million increase due to proceeds from the issuance of common stock primarily as a result of the exercise of stock options issued under the former ACS plans.

ACS Acquisition

On February 5, 2010 we acquired all of the outstanding equity of ACS in a cash-and-stock transaction, valued at approximately $6.2 billion, net of cash acquired. The table below details the consideration transferred to acquire ACS:

(in millions)	February 5, 2010
Xerox common stock issued	$4,149
Cash consideration, net of cash acquired	1,495
Value of exchanged stock options	168
Series A convertible preferred stock	349

Net Consideration - cash/non-cash	$6,161

Customer Financing Activities

The following represents our total finance assets associated with our lease and finance operations:

(in millions)	March 31, 2010	December 31, 2009
Total Finance receivables, net(1)	$6,735	$7,027
Equipment on operating leases, net	528	551

Total Finance Assets, net	$7,263	$7,578

The reduction of $315 million in Total finance assets, net includes unfavorable currency of $149 million.

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

The following summarizes our debt as of March 31, 2010 and December 31, 2009:

(in millions)	March 31, 2010	December 31, 2009
Principal debt balance	$9,791	$9,122
Net unamortized discount	1	(11)

Fair value adjustments	172	153

Total Debt	9,964	9,264

Less: current maturities and short-term debt	(1,296)	(988)

Total Long-Term Debt	$8,668	$8,276

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation, therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total Finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	March 31, 2010	December 31, 2009
Financing Debt(2)	$6,355	$6,631
Core Debt	3,609	2,633

Total Debt	$9,964	$9,264

(2)

Financing Debt includes $5,893 million and $6,149 million as of March 31, 2010 and December 31, 2009, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sale of Accounts Receivables

We have facilities in the U.S., Canada and several countries in Europe that enable us to sell, on an on-going basis, certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with a payment due date of less than 60 days. Accounts receivables sales for the first quarter 2010 and 2009 were as follows:

	Three Months Ended March 31,
(in millions)	2010	2009
Accounts receivable sales	$477	$237
Fees associated with sales	4	2
Prior quarter accounts receivable sales	606	246
Estimated (decrease) increase on operating cash flows*	$(124)	$8

*	Excludes currency impacts.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc.; our ability to recover capital investments; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2010 first quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business and the impact of the ACS acquisition, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of the certain items as well as their related income tax effects:

•	Net income and Earnings per share (“EPS”) – first quarter actual and EPS guidance for second quarter and full-year 2010

•	Effective tax rate

•	Operating income and margin

The above have been adjusted for the following items:

•

Restructuring and asset impairment charges (including those incurred by Fuji Xerox): Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees terminated pursuant to formal restructuring and workforce reduction plans. We exclude these charges because we believe that these historical costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of our current or past operating performance. In addition, such charges are inconsistent in amount and frequency. Such charges are expected to yield future benefits and savings with respect to our operational performance.

•

Acquisition related costs: We incurred significant expenses in connection with our acquisition of ACS which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related costs include transaction and integration costs, which represent external incremental costs directly related to completing the acquisition and the integration of ACS and Xerox. We believe it is useful for investors to understand the effects of these cost on our total operating expenses.

•

Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•

Other discrete, unusual or infrequent costs and expenses: In addition, we have also excluded the following additional items given the discrete, unusual or infrequent nature of these items on our results of operations for the period – 1) Venezuela devaluation and 2) Medicare subsidy tax law change (income tax effect only).

Pro-forma Basis

To better understand the trends in our business, we discuss our 2010 operating results by comparing them against adjusted 2009 results which include ACS historical results for the comparable period. ACS is included in our 2010 results since the date of acquisition (2/5/10) through the end of the quarter (3/31/10). Accordingly, we have included ACS’s 2009 estimated results for the comparable period 2/6/09 through 3/31/09 in our reported 2009 results. We refer to comparisons against these adjusted 2009 results as “pro-forma” basis comparisons. ACS 2009 historical results have been adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition. We believe comparisons on a pro-forma basis are more meaningful than the actual comparisons given the size and nature of the ACS acquisition. We believe the pro forma basis comparisons allow investors to have better understanding and additional perspective of the expected trends in our business as well as the impact of the ACS acquisition on the Company’s operations.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$(42)	$(0.04)	$42	$0.05

Adjustments:
Xerox restructuring charge	135	0.11	—	—
Fuji Xerox restructuring charge	22	0.02	22	0.02
Acquisition related costs	36	0.03	—	—
Amortization of intangible assets	36	0.03	9	0.01
Venezuela devaluation	21	0.02	—	—
Medicare subsidy tax law change	16	0.01	—	—

	266	0.22	31	0.03

Adjusted	$224	$0.18	$73	$0.08

	Earnings Per Share
	Q2 2010	FY 2010
GAAP EPS	$0.14 - $ 0.16	$0.37 - $ 0.47

Adjustments:
Xerox restructuring charge	0.01	0.15
Fuji Xerox restructuring charge	—	0.02
Acquisition related costs	0.01	0.04
Amortization of intangible assets	0.04	0.14
Venezuela devaluation	—	0.02
Medicare subsidy tax law change	—	0.01

	0.06	0.38

Adjusted EPS	$0.20 - $ 0.22	$0.75 - $ 0.85

Estimated Weighted Avg Shares*	1,415	1,360

*

Average shares exclude 27 million shares associated with the Series A convertible preferred stock because to include them would be anti-dilutive. However, the quarterly dividends of $6 million associated with the preferred stock have been taken into account in the EPS guidance range.

Effective Tax reconciliation:

	Three Months Ended March 31, 2010			Three Months Ended March 31, 2009
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported	$(10)	$22	(220.0)%	$78	$19	24.4%

Adjustments:
Xerox restructuring charge	195	60		—	—
Acquisition related costs	48	12		—	—
Amortization of intangible assets	57	22		14	5
Venezuela devaluation	21	—		—	—
Medicare subsidy tax law change	—	(16)		—	—

Adjusted	$311	$100	32.2%	$92	$24	26.1%

Operating Income / Margin reconciliation:

	Three Months Ended March 31, 2010
(in millions)	Amount	Revenue	Margin
Pre-tax Loss/Margin - Reported	$(10)	$4,721	(0.2)%

Adjustments:
Xerox restructuring charge	195
Acquisition related costs	48
Amortization of intangible assets	57
Other expenses, net	110

Operating Income/Margin - Adjusted	$400	$4,721	8.5%

Pro-forma:

Total Xerox:

	Three Months Ended March 31,
(in millions)	As Reported 2010	As Reported 2009	Pro-forma 2009 (1)	Change		Pro-forma Change

Revenue Category
Equipment sales	$822	$770	$770	7%		7%
Supplies, paper and other	856	724	747	18%		15%

Sales	1,678	1,494	1,517	12%		11%

Service, outsourcing and rentals	2,870	1,880	2,813	53%		2%
Finance income	173	180	180	(4)%		(4)%

Total Revenues	$4,721	$3,554	$4,510	33%		5%

Service, outsourcing and rentals	$2,870	$1,880	$2,813	53%		2%
Add: Finance income	173	180	180
Add: Supplies, paper and other sales	856	724	747

Annuity Revenue	$3,899	$2,784	$3,740	40%		4%

Gross Profit:
Sales	$596	$490	$496
Service, outsourcing and rentals	999	780	993
Financing income	109	111	111

Total	$1,704	$1,381	$1,600

Gross Margin:
Sales	35.5%	32.8%	32.7%	2.7	pts	2.8	pts
Service, outsourcing and rentals	34.8%	41.5%	35.3%	(6.7)	pts	(0.5)	pts
Finance	63.0%	61.7%	61.7%	1.3	pts	1.3	pts
Total	36.1%	38.9%	35.5%	(2.8)	pts	0.6	pts

RD&E	$205	$204	$204
RD&E % Revenue	4.3%	5.7%	4.5%	(1.4)	pts	(0.2)	pts

SAG	$1,099	$1,004	$1,081
SAG % Revenue	23.3%	28.2%	24.0%	(4.9)	pts	(0.7)	pts

NOTES:

(1)

Pro-forma reflects ACS’s 2009 estimated results from February 6th through March 31st in 2009 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

Total Xerox:

	Three Months Ended March 31,
(in millions)	As Reported 2010	As Reported 2009	Pro-forma 2009 (1)	Change		Pro-forma Change

Pre-tax Income	$(10)	$78	$220

Adjustments:
Xerox restructuring charge	195	(2)	(2)
Acquisition related costs	48	—	—
Amortization of intangible assets	57	14	14
Other expenses, net	110	83	83

Adjusted Operating Income	$400	$173	$315

Pre-tax (Loss) Income Margin	(0.2)%	2.2%	4.9%	(2.4)	pts	(5.1)	pts
Adjusted Operating Margin	8.5%	4.9%	7.0%	3.6	pts	1.5	pts

NOTES:

(1)

Pro-forma reflects ACS’s 2009 estimated results from February 6th through March 31st in 2009 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

Services Segment:

	Three Months Ended March 31,
(in millions)	As Reported 2010	As Reported 2009	Pro-forma 2009 (1)	Change	Pro-forma Change

Document Outsourcing	$831	$833	$833	—	—
Business Processing Outsourcing(2)	813	—	751	*	8%
Information Technology Outsourcing	199	—	205	*	(3)%

Total Revenue - Services	$1,843	$833	$1,789	121%	3%

Segment Profit - Services	$203	$31	$173	*	17%

Segment Margin - Services	11.0%	3.7%	9.7%

NOTES:

(1)

Pro-forma reflects ACS’s 2009 estimated results from February 6th through March 31st in 2009 adjusted to reflect fair value adjustments related to property, equipment and computer software as well as customer contract costs. In addition, adjustments were made for deferred revenue, exited businesses and other material non-recurring costs associated with the acquisition.

(2)	BPO does not include at this time historic Xerox BPO services, those are included in Document Outsourcing.
*	Percent change not meaningful.

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended March 31,
	2010	2009
Basic (Loss) Earnings per Share:

Net (loss) income attributable to Xerox	$(42)	$42

Accrued Dividends on preferred stock	(3)	—

Adjusted net (loss) income available to common shareholders	$(45)	$42

Weighted average common shares outstanding	1,175,732	866,944

Basic (Loss) Earnings per Share	$(0.04)	$0.05

Diluted (Loss) Earnings per Share:

Net (loss) income attributable to Xerox	$(42)	$42
Accrued Dividends on preferred stock	$(3)	$—

Adjusted net (loss) income available to common shareholders	$(45)	$42

Weighted average common shares outstanding	1,175,732	866,944
Common shares issuable with respect to:
Stock options	—	319
Restricted stock and performance shares	—	10,589

Adjusted weighted average common shares outstanding	1,175,732	877,852

Diluted (Loss) Earnings per Share	$(0.04)	$0.05

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (in thousands of shares):
Stock options	96,881	42,742
Restricted stock	27,727	5,116
Convertible preferred stock	26,966	—
Convertible Securities	1,992	1,992

	153,566	49,850

In addition, the calculation of diluted earnings per share for the three months ended March 31, 2010, did not include 26,083 of these shares as a result of the net loss in the period.

Dividends per Common Share	$0.0425	$0.0425

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax (Loss) Income

	Three Months Ended March 31,
(in millions)	2010	2009
Segment Profit	$332	$102
Reconciling items:
Restructuring and asset impairment charges	(195)	2
Restructuring charges of Fuji Xerox	(22)	(22)
Acquisition related costs	(48)	—
Amortization of intangible assets	(57)	(14)
Venezuelan devaluation costs	(21)	—
Equity in net loss of unconsolidated affiliates	2	10
Other	(1)	—

Pre-Tax (Loss) Income	$(10)	$78

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Technology, Services and Other.

Technology:

The Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

¡    “Entry”, which includes A4 devices and desktop printers,

¡    “Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41 +ppm <$100K and Light Production 91 +ppm <$100K.

¡    “High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Services:

The Services segment comprises three service offerings, Document Outsourcing, which includes Managed Print Services and historic Xerox Business Process Outsourcing services, Business Process Outsourcing and Information Technology Outsourcing.

Other:

The Other segment includes Xerox Supplies Business Group (predominantly paper), Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems, and non-allocated corporate items.